Exhibit 99.4

FROST & SULLIVAN
沙利文

1706, One Exchange Square,
8 Connaught Place, Hong Kong
Tel: 852 2191 7566
Fax: 852 2191 7995
www.frost.com

_____________, 2022
Plutus Financial Group Limited
8/F., 80 Gloucester Road
Wan Chai
Hong Kong

Re: Consent of Frost & Sullivan

Ladies and Gentlemen,

Reference is made to the registration statement on Form F-1 (the "Registration Statement") filed by Plutus Financial Group Limited (the "Company") with the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, in connection with its proposed initial public offering (the "Proposed IPO").

We hereby consent to the use of and references to our name and the inclusion of information, data and statements from our information sheet and amendments thereto, including, without limitation, the information sheet titled "Frost & Sullivan Industry Information Sheet" (the "Industry Information Sheet"), and any subsequent amendments to the Industry Information Sheet, as well as the citation of our independent industry information sheet and amendments thereto, (i) in the Registration Statement and any amendments thereto; (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the "SEC Filings"), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, (v) in institutional and retail roadshows and other activities in connection with the Proposed IPO, and (vi) in other publicity and marketing materials in connection with the Proposed IPO.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes. In giving such consent, we do not thereby admit that we come within category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

[Signature page follows]

FROST & SULLIVAN
沙利文

1706, One Exchange Square,
8 Connaught Place, Hong Kong
Tel: 852 2191 7566
Fax: 852 2191 7995
www.frost.com

Yours faithfully,

For and on behalf of
Frost & Sullivan Limited

Name: Charles Lau
Title: Consulting Director

	2016	2017	2018	2019	2020	2021E	2022E	2023E	2024E	2025E	2026E	CAGR 16-21E	CAGR 22-26
Total Turnover of Securities Market in Hong Kong (Billion HKD)	16,396.4	21,709.2	26,422.8	21,440.0	32,110.1	35,184.2	41,840.9	48,628.7	55,983.9	63,821.6	72,756.7	16.5%	14.8%

Note: The actual 2021 figure is not yet available.

	2016	2017	2018	2019	2020	2021E	2022E	2023E	2024E	2025E	2026E	CAGR 16-21E	CAGR 22-26
Net Securities Commission Income in Hong Kong (Billion HKD)	18.7	23.1	24.2	19.9	28.4	31.7	33.5	34	36.4	38.7	41.2	11.1%	5.3%

Note: The actual 2021 figure is not yet available.

	2016	2017	2018	2019	2020	2021E	2022E	2023E	2024E	2025E	2026E	CAGR 17-21E	CAGR 22-26
Market Size by Asset Under Management in Asset and Wealth Management Business in Hong Kong (Billion HKD)	NA	24,270.0	23,955.0	28,769.0	34,931.0	41,742.5	49,757.1	59,210.9	70,401.8	83,426.1	98,609.7	14.5%	18.6%

Note: (i) The data disclosed was based on “Asset and Wealth Management Activities Survey” published by Securities and Futures Commission (ii) Due to discrepancy in survey scope, the historical data prior to 2017 is not available.

	2016	2017	2018	2019	2020	2021E	2022E	2023E	2024E	2025E	2026E	CAGR 16-21E	CAGR 22-26
Market Size by Asset Under Management in Asset Management and Fund Advisory Business in Hong Kong (Billion HKD)	14,236.6	17,511.0	16,447.0	20,040.0	24,038.0	28,629.3	33,925.7	40,100.2	47,358.3	55,977.5	65,941.5	15.0%	18.1%

	2016	2017	2018	2019	2020	2021E	2022E	2023E	2024E	2025E	2026E	CAGR 17-21E	CAGR 22-26
Market Size by Asset Under Management in Private Banking and Private Wealth Management Business in Hong Kong (Billion HKD)	NA	7,812.0	7,624.0	9,058.0	11,316.0	13,862.1	17,216.7	20,923.6	25,217.3	30,342.2	36,228.6	15.4%	20.4%

Note: (i) The data disclosed was based on “Asset and Wealth Management Activities Survey” published by Securities and Futures Commission (ii) Due to discrepancy in survey scope, the historical data prior to 2017 is not available.

	2016	2017	2018	2019	2020	2021E	2022E	2023E	2024E	2025E	2026E	CAGR 18-21E	CAGR 22-26
Market Size by Asset Under Management in Assets Held Under Trust Business in Hong Kong (Billion HKD)	NA	NA	4,333.00	3,844.00	4,480.00	4,952.20	5,413.40	5,907.20	6,430.20	6,993.10	7,591.70	4.6%	8.8%
Note: (i) The data disclosed was based on “Asset and Wealth Management Activities Survey” published by Securities and Futures Commission (ii) Due to discrepancy in survey scope, the historical data prior to 2018 is not available.

Market Size by Revenue of the Establishments Engaged in the Financial and Wealth management Industry by Market Segment in Hong Kong (Billion HKD)	Market share by revenue in 2021	Revenue in 2016	Revenue in 2020	Revenue in 2021	Expected Revenue in 2022	Expected Revenue in 2026	CAGR 2016-2021	CAGR 2022E-2026E
Asset Management and fund advisory services	37.4%	58.2	96.1	114.0	132.1	226.9	14.4%	14.5%
Securities dealing and brokerage services	35.1%	64.2	93.8	107.1	119.4	188.2	10.8%	12.0%
Placing and underwriting services	16.2%	36.6	45.9	49.5	53.1	66.6	6.2%	5.8%
investment and corporate advisory services	3.0%	5.3	8.0	9.1	10.4	15.7	11.4%	10.8%
Others	8.3%	14.8	21.7	25.2	29.2	45.1	11.2%	11.5%
Total Market	100.0%	179.1	265.5	304.9	344.2	542.5	11.2%	12.0%

Market Size by AUM of Asset Management and Fund Advisory Sector (excluding REITs) in Hong Kong (Billion HKD)	Market share by AUM in 2021	AUM in 2016	AUM in 2020	AUM in 2021	Expected AUM in 2022	Expected AUM in 2026	CAGR 2016-2021	CAGR 2022E-2026E
LCs- Asset Management	79.8%	12553.0	18865.0	22675.9	29123.3	51971.7	12.6%	15.6%
Insurance Companies (“ICs”) - Asset Management	4.9%	514.0	1171.0	1383.0	1631.9	3410.1	21.9%	20.2%
Ris - Asset Management	6.1%	956.0	1543.0	1745.1	1998.1	3682.2	12.8%	16.5%
LCs - Fund Advisory	9.2%	1198.0	2221.0	2625.2	3100.4	6243.8	17.0%	19.1%
Total Market	100.0%	15221.0	23800.0	28429.2	35853.7	65307.8	13.3%	16.2%

Competitive landscape of securities dealing service in Hong Kong

According to the Stock Exchange of Hong Kong Limited, there were 700 Exchange Participants in the Stock Exchange and 195 Exchange Participants in the Futures Exchange as at 31 December 2020. HKEX Participants are divided into 3 categories; ‘‘A’’, ‘‘B’’ and ‘‘C’’. Category A consists of the top 14 brokerage firms by transaction size, while Category B refers to the participants ranked from 15 to 65. The remaining participants in the market are grouped in Category C. The brokerage services market in Hong Kong is relatively consolidated and dominated by certain Category A firms, with Category A participants accounting for 58.15% of the total market turnover in 2020, while Category B participants accounted for a share of approximately 34.50% of the total market turnover in the same year.

The numbers of high net worth individuals in Hong Kong and Mainland China rapidly increased from 148 thousand and 1,129 thousand in 2016 to 206 thousand and 1,633 thousand in 2021, and are expected to reach 324 thousand and 2,820 thousand by 2026, respectively.

The numbers of ultra-high net worth individuals (individuals who have a net worth of over US$30 million) in Hong Kong and Mainland China also rapidly increased from 3.2 thousand and 37.5 thousand in 2016, respectively, to 6.1 thousand and 93.9 thousand in 2021, respectively, and are expected to reach 7.6 thousand and 133.5 thousand by 2026, respectively.

The value of SFC-authorised RMB investment products increased from approximately RMB 70 billion on 31 March 2016 to approximately RMB204 billion on 31 March 2021.

The total market capitalisation of RMB-denominated SFC-authorised Exchange Traded Funds invested onshore through RMB Qualified Foreign Institutional Investors, Stock connect, Bond Connect and China Interbank Bond Market increased from approximately US$4,726 million on 31 March 2016 to approximately US$8,325 million on 31 March 2021.

Professional investors accounted for approximately 72% of the asset management and fund advisory business in Hong Kong as at 31 December 2020.